For Immediate Release

Contacts:	Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS’ HIV DRUG, PRO 140,
RECEIVES FDA FAST TRACK DESIGNATION

Tarrytown, NY - February 22, 2006 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that PRO 140 has been designated a fast track product by the U.S. Food and Drug Administration (FDA) for the treatment of human immunodeficiency virus (HIV) infection. The FDA Fast Track Development Program facilitates development and expedites regulatory review of drugs intended to address an unmet medical need for serious or life-threatening conditions. PRO 140 belongs to a new class of HIV/AIDS therapeutics — viral-entry inhibitors — that are intended to protect healthy cells from viral infection. PRO 140, currently in phase 1b clinical trials in HIV-infected individuals, is a humanized monoclonal antibody directed against CCR5, a molecular portal that HIV uses to enter cells.

“Fast Track status has the potential to accelerate the development of PRO 140,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “Although great strides have been made in HIV treatment, there is an urgent need for the development of new therapies such as PRO 140 to address the limitations of currently available HIV drugs.”

With Fast Track designation for PRO 140, Progenics can take advantage of several programs at FDA to streamline the regulatory review process and to work more closely with the Agency on product development plans. In addition, PRO 140 may be considered for priority review (six-month versus standard ten-month review) as well as accelerated approval. Sponsors of fast track products are also eligible to submit a New Drug Application on a rolling basis, enabling FDA to commence review of sections of the application before receiving a complete application. FDA may also approve a fast track product if it has an effect on a surrogate endpoint that is likely to predict its clinical benefit.

PRO 140: Unique product profile for an HIV drug
PRO 140 may represent a new treatment paradigm for HIV patients, because it has the potential to address the limitations of currently available therapies, including the emergence of multi-drug-resistant virus, significant side effects, drug-drug or drug-food interactions, and often-complex daily treatment regimens. In a recently completed phase 1 study in healthy volunteers, PRO 140 exhibited dose-dependent binding to CCR5-expressing cells. A single 5 mg/kg dose of PRO 140 significantly coated - and thereby potentially protected from HIV infection - CCR5 cells for as long as 60 days. PRO 140 was generally well tolerated at all dose levels in this study.

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CCR5 is normally found on certain cells of the immune system and plays a role in inflammatory response. In 1996, Progenics’ scientists and their collaborators discovered that HIV uses CCR5 as a portal to enter and infect healthy cells. Blocking this molecular doorway on human cells represents an important new therapeutic strategy. In laboratory studies, PRO 140 has been found to target a specific site on CCR5 that is utilized by HIV. PRO 140’s attachment to this site does not interfere with the normal function of CCR5. PRO 140 has the potential to be broadly active against viruses that have acquired resistance to existing classes of antiretroviral therapies, since none of these drugs targets CCR5. Progenics is seeking to develop PRO 140 as a new HIV therapy that combines infrequent dosing and a more favorable side effect profile than existing therapies.

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone (MNTX) for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. In collaboration with Cytogen Corporation, the Company is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of February 22, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any expected future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks associated with our dependence on Wyeth to fund and to conduct clinical testing, to make certain regulatory filings and to manufacture and market products containing MNTX, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risk that our products will not receive marketing approval from regulators, the risks and uncertainties associated with the dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercialization costs, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.